Exhibit 99.2

Unaudited Pro Forma Combined Condensed Statements of Operations

As used in these Unaudited Pro Forma Combined Condensed Statements of Operations, references to “we,” “us,” “our”, “ATS” or “ATS Medical” refer to ATS Medical, Inc., together with its consolidated subsidiaries.

On June 28, 2007, ATS Medical completed the acquisition of certain assets of CryoCath Technologies Inc. (“CryoCath”) relating to its surgical cryoablation business. The following Unaudited Pro Forma Combined Condensed Statements of Operations are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had ATS Medical and the surgical cryoablation business of CryoCath, a Canadian company, been a combined company during the specified periods. Because the acquisition was completed on June 28, 2007 (the second-to-last business day of the fiscal quarter for ATS), a balance sheet for the combined company has been presented in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Accordingly, no pro forma balance sheet is presented in this Report.

The Unaudited Pro Forma Combined Condensed Statements of Operations, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, ATS Medical’s historical financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

For purposes of preparing the Unaudited Pro Forma Combined Statements of Operations included herein, CryoCath’s surgical cryoablation business Unaudited Statement of Sales and Direct Operating Expenses for the six-month period ended March 31, 2007 was combined with ATS Medical’s Unaudited Statement of Operations for the six months ended June 30, 2007. For the year ended December 31, 2006, CryoCath’s surgical cryoablation business audited Statement of Sales and Direct Operating Expenses for the year ended September 30, 2006 was combined with the Unaudited Pro Forma Combined Condensed Statement of Operations of ATS Medical and 3F Therapeutics, Inc. (“3F”), acquired by ATS on September 29, 2006, for the fiscal year ended December 31, 2006. The Unaudited Pro Forma Combined Statements of Operations of ATS and 3F for the fiscal year ended December 31, 2006 excludes a $14.4 million in-process research and development (“IPR&D”) charge recorded by ATS in connection with the 3F acquisition, includes pro forma additions to depreciation and amortization expense totaling $0.4 million and also includes $11.0 million of license revenue recorded by 3F related to license, supply and training agreements that 3F had with Edwards Lifesciences (“Edwards”). The Edwards agreements were terminated in the fourth quarter of 2006 and no additional license revenue will be recognized.

All periods used in preparing these Unaudited Pro Forma Combined Statements of Operations represent the most recent financial information available for each entity. The CryoCath financial statements referenced above have been summarized in a format similar to the financial statements of ATS and translated to U.S. dollars in accordance with Generally Accepted Accounting Principles in the United States.

The aggregate purchase price of the surgical cryoablation business assets acquired was allocated to the assets acquired and liabilities assumed based on their preliminarily estimated fair values at the date of acquisition. The preliminary estimate of the excess of purchase price over the fair value of net tangible assets acquired was allocated to identifiable intangible assets and goodwill. The following table summarizes the preliminary estimate of fair value of the identifiable tangible and intangible assets and goodwill, net of liabilities assumed, that were acquired as part of the CryoCath asset acquisition (in thousands):

Cash paid at closing	$22,000
License payments made under prior Distribution and Agent Agreements	1,765
Non-contingent cash payment to be made (discounted to present value)	1,663
Estimated acquisition-related costs	1,655

Total preliminary purchase price	$27,083

In connection with the acquisition of the surgical cryoablation business of CryoCath, we recorded preliminary values totaling $11.8 million of developed and core technology, distributor relationship and trademark intangible assets that have been preliminarily estimated with useful lives of between five and sixteen years and a weighted average life of 10 years.

At the time of closing the Cryocath asset acquisition, we recorded a preliminary IPR&D charge of $3.5 million, with no related income tax benefit. This non-recurring IPR&D charge has been excluded from the Unaudited Pro Forma Combined Condensed Statements of Operations for all periods presented herein. The preliminary valuation of IPR&D was based upon an analysis of technologies that have not yet achieved technological feasibility and have no future alternative use. The preliminary valuation considered expected future cash flows and was discounted for risks and uncertainties related to the completion of products.

The tangible assets, net of liabilities of the surgical cryoablation business of CryoCath assumed at the time of acquisition, were recorded at their respective fair values, in accordance with purchase accounting requirements. These net tangible assets are initially estimated to be $0.9 million. For purposes of the preliminary purchase price allocation, we have estimated the fair value of property, plant and equipment based on an internal appraisal, which included a review of historical costs and management’s intended future use. The fair value of the acquired property and equipment will be depreciated over estimated useful lives ranging from three months to five years, depending on the asset. We have also estimated the fair value of inventories acquired, based on estimated net realizable value.

The goodwill recorded on a preliminary basis as a result of the CryoCath asset acquisition was $10.8 million and is not deductible for income tax purposes. The goodwill recognized represents operating and market synergies that will be realized as a result of the merger and future product opportunities.

The following Unaudited Pro Forma Combined Condensed Statements of Operations are accounted for in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations.” The pro forma adjustments are based upon preliminary estimates and available information. Final purchase accounting adjustments may differ from these pro forma amounts.

Unaudited Pro Forma Combined Condensed Statement of Operations
of ATS Medical, Inc. and the Surgical Cryoablation Business of CryoCath Technologies Inc.
Six Months Ended June 30, 2007
(U.S. Dollars in thousands except per share amounts)

		CryoCath Surgical
		Cryoablation	Acquisition
	ATS Medical	Division	Adjustments	Notes	Combined

Net sales	$23,213	$6,392	$(2,028)	(2)	$27,577
Cost of goods sold	10,098	2,197	(1,472)	(2)	10,823

Gross profit	13,115	4,195	(556)		16,754
Operating expenses:
Sales and marketing	11,908	2,797	(959)	(2)	13,746
Research and development	3,558	390	—		3,948
In-process research and development	3,500	—	(3,500)	(3)	—
General and administrative, including foreign exchange loss (gain)	5,109	29	—		5,138
Amortization of intangibles	829	4	775	(1)	1,608
Intangible asset impairment	755	—	—		755

Total operating expenses	25,659	3,220	(3,684)		25,195

Operating profit (loss)	(12,544)	975	3,128		(8,441)

Net interest expense	(752)	—	(333)	(4)	(1,085)
Change in value of derivative liability bifurcated from convertible senior notes and in value of warrant liability	(241)	—	—		(241)

Net income (loss)	$(13,537)	$975	$2,795		$(9,767)

Basic and diluted net loss per share	$(0.30)				$(0.18)

Weighted average common shares outstanding	45,749		9,692	(5)	55,441

See Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

Unaudited Pro Forma Combined Condensed Statement of Operations
of ATS Medical, Inc. and the Surgical Cryoablation Business of CryoCath Technologies Inc.
Year Ended December 31, 2006
(U.S. Dollars in thousands except per share amounts)

		CryoCath
	Pro Forma ATS	Surgical
	Medical and 3F	Cryoablation	Acquisition
	Therapeutics	Division	Adjustments	Notes	Combined

Net product sales	$40,535	$11,428	$(3,581)	(2)	$48,382
License revenue	11,031	—	—		11,031
Sale of surgical distribution rights	—	204	(204)	(2)	—

Total revenue	51,566	11,632	(3,785)		59,413
Cost of goods sold	20,508	6,033	(3,277)	(2)	23,264

Gross profit	31,058	5,599	(508)		36,149
Operating expenses:
Sales and marketing	21,552	6,056	(1,702)	(2)	25,906
Research and development	8,667	626	—		9,293
Distributor termination expense	733	—	—		733
General and administrative, including foreign exchange loss (gain)	13,665	537	—		14,202
Amortization of intangibles	425	6	1,550	(1)	1,981

Total operating expenses	45,042	7,225	(152)		52,115

Operating profit (loss)	(13,984)	(1,626)	(356)		(15,966)

Net interest expense	(1,421)	—	(597)	(4)	(2,018)
Change in value of derivative liability bifurcated from convertible senior notes	1,528	—	—		1,528

Net income (loss)	$(13,877)	$(1,626)	$(953)		$(16,456)

Basic and diluted net loss per share	$(0.34)				$(0.33)

Weighted average common shares outstanding	40,244		9,800	(5)	50,044

See Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

Notes to Unaudited Pro Forma Combined Condensed Statements of Operations

The following is a description of the pro forma adjustments reflected in the Unaudited Pro Forma Combined Condensed Statements of Operations:

1.	Reflects amortization connected with the estimated $11.8 million of identifiable intangible assets acquired in the CryoCath asset acquisition, consisting of developed and core technology, distributor relationships and trademarks, with lives ranging over a period of between five and sixteen years, with a weighted average life of 10 years. The final purchase price allocations, which are based on third party appraisals, may result in different allocations for tangible and intangible assets than presented above and in these Unaudited Pro Forma Combined Condensed Statements of Operations, and those differences could be material.

2.	Reflects adjustments to (a) eliminate intercompany sales, commission and distribution rights income and commission expense resulting from sales of CryoCath products, (b) eliminate certain license amortization recorded by the surgical cryoablation division of Cryocath which does not apply to the combined entity and (c) reflect the estimated impact of the ongoing supply arrangement between CryoCath and ATS Medical.

3.	At the time of closing the CryoCath asset acquisition, ATS recorded an in-process research and development (“IPR&D”) charge preliminarily estimated at $3.5 million, with no related income tax benefit. This IPR&D charge is excluded from the Unaudited Pro Forma Combined Condensed Statements of Operations for all periods presented herein due to the one-time, non-recurring nature of the IPR&D.

4.	Represents estimated additional interest expense for the period on a pro forma basis due to the additional bank borrowing completed to finance the CryoCath asset acquisition.

5.	Represents additional weighted shares outstanding on a pro forma basis related to the June 2007 private placement sale of 9.8 million shares of ATS common stock completed to finance the CryoCath asset acquisition.